Project Fortress

Discussion Materials

April 2011

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Research Perspective

Research Target Prices

Date	Brokers	Recommendation	Target Price
24-Mar-11	Rodman & Renshaw	Buy	$10.00
14-Mar-11	Roth Capital	Buy	$8.00
14-Mar-11	Oppenheimer	Hold	NA
14-Mar-11	BofA Merrill Lynch	Buy	$7.50
14-Dec-10	Jefferies	Buy	$7.00
Average Target Price			**$8.13**
Current Share Price (April 22, 2011)			**$6.49**

Research Recommendations



Hold
20%
Buy
80%

Source: Broker research, Factset

Research Commentary

"At current levels FTLK is trading at P/E multiples of ~5.7x to our calendarized CY2011 earnings estimates. This compares to industry averages of ~11.9x to CY2011 consensus earnings for similar players listed in the US, and ~15.0x for peers listed in China. We believe FTLK should be trading closer to industry averages given the growth opportunity associated with it. We are comfortable maintaining a $10.00 price target for FTLK, which translates into P/E multiple of ~9.2x to our EPS estimate for CY2011, bringing it in line with comparable companies listed in China and the US. We believe this is a reasonable multiple for a company that has substantial growth opportunities ahead, a strong market position and a healthy balance sheet."

Rodman & Renshaw, *24 March 2011*

"We maintain our BUY rating and $8.00 PT based on an 10.1x multiple applied to our FY11 estimate of $0.78, a discount to peers in the U.S and in China.

Factors that may impede share price from reaching the target include downturn of major supplier's business, deterioration of strategic relationship with suppliers and telecom carriers, ASP declines due to rapidly changing customer preference and short of capital for future acquisitions and opening new stores."

Roth Capital, *14 March 2011*

"Funtalk's F3Q11 (Dec) EPS of $0.22 beat our estimate of $0.18 as strong sales performance at its retail and distribution segments was partially offset by higher than expected SG&A expenses. Mgmt expected to achieve 910 retail stores by F4Q11 from 718 and reiterated its expansion plan of adding 450-550 stores/year. It also continues to diversify its distribution products with 15%-20% expected rev contribution from non-Samsung brands. FTLK's FY11 revenue/net income guidance fine-tuned to $1.1B & $42-$44M from $1.0-$1.2B & $40-$45M, respectively. We expect the company will continue facing some volatility of 3G phone sales (q/q decline in retail sales/increase in distribution sales) and anticipate operating margins contraction likely to continue with its store expansion plan."

Oppenheimer, *14 March 2011*

"We value Funtalk at US$7.5 per share, based on 75% of DCF and 25% of P/E valuation. We think Funtalk is in a business model transition, thus subject to high earnings volatility and PE valuation would become less meaningful. Our DCF value is US$7.6, based on 13.9% WACC and 3% terminal growth rate. Our P/E based value is US$7.4, derived from 10x FY2012E PE of US$0.74, in-line with its historical average.

Downside risks: execution risk in retail expansion, reliance on relationship with telecom carriers, supplier concentration in wholesale distribution, competition, reliance on contractual arrangements for retail business, unfavourable terms when renew leases, failure to meet convenants of the FMO facility, share placemen overhang, potential dilution from equity raising, warrants and options, goodwill and intangible assets impairment, rising inventory, legal issure of supply chain financing and inter-company loans and key personnel risks."

BofA Merrill Lynch, *14 March 2011*

Bank of America Merrill Lynch

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Public Trading Comparables

Company	Share Price (LCY)	52 Week (LCY) High	52 Week (LCY) Low	Market Cap (US$ mm)	EV[1] (US$ mm)	P/E CY2011E	P/E CY2012E	EV/EBITDA CY2011E	EV/EBITDA CY2012E	EV/Sales CY2011E	EV/Sales CY2012E
US-listed Mobile Phone Wholesale/Retail											
Brightpoint Inc	10.37	13.22	5.85	$705	$754	10.4x	8.8x	6.5x	5.6x	0.18x	0.17x
PRC/HK-listed Chinese 3C Electronics Retailer with Mobile Phone											
Suning Appliance	13.01	16.75	9.90	$13,959	$13,325	17.1x	13.8x	11.2x	8.5x	0.86x	0.69x
GOME Electrical Appliances	2.85	3.38	1.97	6,184	5,541	16.0	13.0	10.1	8.4	0.60	0.51
Taiwan-listed Chinese 3C Electronics Wholesaler											
Synnex Technology International	72.40	82.60	59.59	$3,845	$4,589	16.0x	13.5x	19.8x	15.7x	0.40x	0.34x
PRC-listed Mobile Phone Wholesale/Retail											
Shenzhen Aisidi	36.07	52.20	34.50	$2,729	$2,373	21.4x	16.7x	14.0x	10.9x	1.09x	0.85x
Telling Telecom	12.06	19.49	11.21	1,751	2,185	19.4	15.1	na	na	0.51	0.40
Non-US listed Mobile Phone Retailer Pure Play											
The Carphone Warehouse Group	4.00	4.35	1.71	$3,039	$2,850	23.2x	17.9x	nm	nm	nm	nm
					Max	23.2x	17.9x	19.8x	15.7x	1.09x	0.85x
					Mean	17.6x	14.1x	12.3x	9.8x	0.61x	0.49x
					Median	17.1x	13.8x	11.2x	8.5x	0.55x	0.46x
					Min	10.4x	8.8x	6.5x	5.6x	0.18x	0.17x
Funtalk (Offer Price)	$7.10	$8.61	$4.60	$433	$549	8.2x	7.2x	6.0x	5.2x	0.42x	0.37x
Funtalk (Current)	$6.49	$8.61	$4.60	$395	$512	7.5x	6.6x	5.6x	4.8x	0.39x	0.34x

Source: Factset, Wall Street research, market data as of April 22, 2011
(1) Enterprise Value = Market Capitalization + Total Debt + Minority Interests + Preferred Shares - Cash & Cash Equivalents

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Discounted Cash Flow

Amounts in US$ mm except per share figures	2010A	2011F	2012F	2013F	2014F	2015F	2016F	Steady State
Free Cash Flow								
Revenue	854	1,156	1,370	1,587	1,779	1,985	2,211	2,399
EBITDA	66	83	91	106	121	133	147	160
EBITDA margin	*7.7%*	*7.2%*	*6.7%*	*6.7%*	*6.8%*	*6.7%*	*6.7%*	*6.7%*
Less: Depreciation & Amortization	(2)	(5)	(10)	(13)	(13)	(22)	(23)	(23)
EBIT	**64**	**78**	**81**	**93**	**107**	**111**	**124**	**137**
Less: Tax	(16)	(19)	(20)	(23)	(27)	(28)	(31)	(34)
Effective Tax Rate	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*
NOPAT	**48**	**58**	**61**	**70**	**81**	**84**	**93**	**103**
Plus: Non-Cash Employee Compensation	-	-	-	-	-	-	-	
Plus: Depreciation & Amortization	2	5	10	13	13	22	23	23
Less: (Increase) / Decrease in NWC	(38)	(29)	(23)	(24)	(23)	(28)	(31)	(31)
Less: Capital Expenditures	(5)	(18)	(19)	(13)	(18)	(24)	(31)	(30)
Less: Cash Paid for Acquisition	(40)	(78)	(37)	(14)	(15)	(13)	(12)	-
Free Cash Flow	**(33)**	**(62)**	**(8)**	**32**	**38**	**40**	**42**	**64**
FCF Growth		*nm*	*nm*	*nm*	*21.9%*	*4.2%*	*4.8%*	

Discounted Cash Flow (Growth Based TV)

Discount Rate	A: Discounted Cash Flows 2012-2016	+	B: PV of Terminal Value as a Terminal Growth Rate 3.5%	4.0%	4.5%	=	C: Enterprise Value 3.5%	4.0%	4.5%
10.74%	98		535	575	621		634	673	719
11.24%	97		489	523	562		586	620	659
11.74%	95		449	478	512		545	574	607
12.24%	94		414	440	468		508	533	562
12.74%	92		383	405	430		476	497	522

Discount Rate	-	D: Net Debt CY2010A	=	E: Equity Value 3.5%	4.0%	4.5%	F: Implied Share Price (US$) 3.5%	4.0%	4.5%	G: Implied TV/Steady State EBITDA Multiple 3.5%	4.0%	4.5%
10.74%		116		517	557	603	8.49	9.14	9.89	5.6x	6.0x	6.5x
11.24%		116		470	504	542	7.71	8.26	8.90	5.2x	5.6x	6.0x
11.74%		116		428	457	490	7.03	7.51	8.05	4.9x	5.2x	5.6x
12.24%		116		392	417	445	6.43	6.84	7.31	4.6x	4.9x	5.2x
12.74%		116		359	381	406	5.89	6.25	6.66	4.4x	4.6x	4.9x

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Selected Precedent Transaction Comparables

Date	Target	Acquiror	Transaction Value ($ mm)	Multiple (LTM) Sales	Multiple (LTM) EBITDA
5/8/2008	Carphone Warehouse Group (Retail Business)	Best Buy	$4,284	0.75x	8.3x
3/29/2006	Gome Appliance Co Ltd	Gome Electrical Appliances Holding Ltd	827	0.38x	8.0x
12/23/2005	Samart I-Mobile	Telekom Malaysia Berhad	131	0.45x	9.2x
4/18/2005	Electronics Boutique	Game Stop	1,440	0.73x	12.1x
4/15/2005	Brookstone	OSIM Int'l, JW Childs, Temasek	364	0.73x	7.2x
3/31/2004	InterTAN	Circuit City	266	0.59x	7.8x
8/14/2001	Future Shop Ltd	Best Buy	377	0.29x	6.7x
6/4/2001	Sound Advice, Inc	Tweeter Home Entertainment Group	168	0.85x	12.5x

	Sales	EBITDA
Mean	**0.59x**	**9.0x**
Median	**0.66x**	**8.1x**

Relevant precedent transactions globally have typically been consummated in the range of 8.0x-9.0x LTM EV/EBITDA

Note: Shaded transactions represent acquisitions of stake size of less than or equal to 50%

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Precedent Squeezeout Premia

Transactions Announced since January 1, 2006 with U.S.-Listed Targets

Date Announced	Acquiror	Target	Deal Value [1] (US$ mm)	Initial Own. (%)	Final Offer Premium Prior to Announcement: 1 Day (%)	1 Week (%)	1 Month (%)
11-Nov-10	Primavera Capital Management Ltd	Chemspec International Ltd	$297	74.5	28.2	22.2	30.7
1-Nov-10	CNA Financial Corp; Loews Corp	CNA Surety Corp	1,034	60.0	14.3	21.8	14.1
8-Jan-10	Hutchison Whampoa Ltd	Hutchison Telecommunications International Ltd	1,369	60.2	33.3	39.2	36.6
3-Nov-09	Private Investor (Tilman J Fertitta)	Landry's Restaurants Inc	397	51.0	95.2	85.2	104.3
29-Jul-09	Overseas Shipholding Group Inc	OSG America LP	308	60.5	41.4	56.5	51.9
23-Mar-09	Cox Enterprises Inc	Cox Radio Inc	382	61.7	45.5	47.7	(5.1)
2-Dec-08	Icahn Enterprises LP	Federal-Mogul Corp	471	78.4	0.0	4.1	(9.8)
23-Oct-07	Macquarie Infrastructure Partners; Goldman Sachs & Co	Waste Industries USA Inc	536	77.1	33.5	40.9	32.8
23-Feb-07	American Financial Group Inc	Great American Financial Resources Inc	1,164	80.8	13.0	12.5	14.7
6-Nov-06	Renova Media Enterprises Ltd	Moscow CableCom Corp	405	75.0	29.1	25.9	46.3
9-Oct-06	VNU NV	NetRatings Inc	828	60.4	44.1	45.0	45.1
17-Mar-06	Management Group (General William Lyon)	William Lyon Homes Inc	943	55.0	44.0	50.5	27.0
				Minimum	**0.0%**	**4.1%**	**(9.8%)**
				Mean	**35.1%**	**37.6%**	**32.4%**
				Median	**33.4%**	**40.1%**	**31.7%**
				Maximum	**95.2%**	**85.2%**	**104.3%**
25-Mar-11	**Existing Management**	**Funtalk China Holdings Ltd**	**433** [2]	**77.1%**	**16.0%**	**23.9%**	**41.7%**

In the past 5 years, successful squeezeout transactions have been completed at a premium level of 30-35%

Source: Dealogic, Bloomberg
Note: Represents 100% acquisitions with "grossed up" deal value between US$250 mm and US$1.5 bn in which the acquiror's initial stake was above 50%
(1) Represents "grossed up" deal value
(2) Based on fully diluted shares outstanding

Bank of America Merrill Lynch